EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - HAWAIIAN AIRLINES]



FOR IMMEDIATE RELEASE                                  Contact:   David McNeil
Friday, May 30, 2003                                              (808) 539-3413



            MONAHAN NAMED AS CHAPTER 11 TRUSTEE FOR HAWAIIAN AIRLINES

         HONOLULU - Hawaiian Airlines, Inc., subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA), announced today that it has been advised that the U.S. Trustee's Office with approval of the Bankruptcy Court, has selected John Monahan, former president and chief executive officer of Liberty House, to serve as Chapter 11 Trustee to oversee the airline's operations in its bankruptcy case.

         "I recognize that the Bankruptcy Court, the United States Trustee, and the major creditors have given me a tremendous responsibility to ensure that Hawaiian Airlines is successfully reorganized," said Monahan. "Hawaiian has a long and distinguished tradition of serving the needs of Hawaii and its people, and I look forward to working with employees and management to create a company that will be successful and competitive for many years to come."

         "Having been through a major Chapter 11 case only a few years ago, I know the employees have been through trying times. They are one of the strengths of the airline and I will be communicating with them continuously throughout the restructuring process," he said.

         Mark Dunkerley, Hawaiian's president and chief operating officer, emphasized that the management team will work closely with Monahan and the creditors' committee to achieve a timely and successful restructuring for the airline. "We welcome John Monahan's appointment and pledge our full participation to working together so that Hawaiian Airlines can emerge from the bankruptcy process stronger than ever."

         Monahan will begin work on Monday to study Hawaiian Airlines' business, financial and legal affairs and as promptly as possible thereafter will meet with representatives of all the affected parties to obtain their perspectives on Hawaiian's strengths and problems and their views on how they can be most effectively addressed.

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Monahan Named As Chapter 11 Trustee For Hawaiian Airlines
Friday, May 30, 2003
Page 2


         Monahan's name was included on the three-person lists submitted by both Boeing Capital Corporation and the Official Committee of Unsecured Creditors.

         He is credited with successfully guiding Liberty House through a three-year bankruptcy filing that ended March 1, 2001, when the company emerged with 18 department stores and retail outlets, and 3,000 employees. Under his leadership, Liberty House refocused its product line and customer service on the Hawaii market with good success.

         Monahan left Liberty House after it was sold in mid-2001 to Federated Department Stores, Inc., which converted the store chain into Macy's.

         Monahan joined Liberty House in 1990 as a vice president and director, and was promoted to chief operating officer in 1994, before being elevated to president and chief executive officer in 1997.

         Hawaiian Airlines filed its voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on March 21, 2003.

         On May 16, 2003, Judge Robert Faris granted the motion of Boeing Capital Corporation seeking to appoint a trustee to oversee the Company's Chapter 11 case.

         Additional information on Hawaiian Airlines, including previously issued company news releases, is available on the airline's Web site at www.HawaiianAir.com.


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